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                                                                   EXHIBIT 10.3


                           CHADWICK'S OF BOSTON, LTD.
                              LONG RANGE MANAGEMENT
                                 INCENTIVE PLAN
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                                TABLE OF CONTENTS


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1.  Purpose........................................................   1

2.  Definitions.  .................................................   1

3.  Effective Date.................................................   2

4.  Administration.................................................   2

5.  Eligibility....................................................   2

6.  Description of Awards..........................................   2

7.  Payment of Awards.  ...........................................   3

8.  Deferral of Awards.............................................   3

9.  Termination of Employment......................................   3

10.  Disability....................................................   4

11.  Designation of Beneficiary....................................   4

12.  Notices.......................................................   5

13.  Rights of Participants.  .....................................   5

14.  Certain Payments Upon a Change of Control.....................   5

15.  No Employment Rights..........................................   5

16.  Nonalienation of Award........................................   5

17.  Withholding Taxes.............................................   5

18.  Termination, Amendment, and Modification......................   6

19.  Headings and Captions.  ......................................   6

20.  Controlling Law...............................................   6

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
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21.  Miscellaneous Provision.......................................   6

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                           CHADWICK'S OF BOSTON, LTD.
                              LONG RANGE MANAGEMENT
                                 INCENTIVE PLAN


         1. Purpose. The purpose of the Long Range Management Incentive Plan (the "Plan") is to advance the interests of Chadwick's of Boston, Ltd. ("Chadwick's") and its shareholders by providing competitive incentive compensation to those officers and key employees of Chadwick's and its subsidiaries (collectively the "Company"), upon whose judgment, initiative, and efforts the Company depends for its profitable growth. It is expected that this Plan will enable the Company to attract, retain, motivate, and reward the best qualified executives.

         2. Definitions. Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are used interchangeably, and that each comprehends the others.

                  (a) "Award Period" shall mean a period of three consecutive Fiscal Years, specified by the E.C.C. Award Periods may overlap and employees may participate simultaneously with respect to more than one Award Period.

                  (b) "E.C.C." shall mean the Executive Compensation Committee of the Board of Directors of Chadwick's. A member of the E.C.C. shall not be eligible to participate in the Plan while serving as a member of the E.C.C. or one year prior to becoming a member of the E.C.C.

                  (c) "Fiscal Year" shall mean the fifty-two or fifty-three week period ending on the last Saturday in January, and commencing on the Sunday following the last Saturday in January of the preceding calendar year.

                  (d) "Participant" shall mean any officer or other key employee of Chadwick's or any subsidiary of Chadwick's who is designated a Participant by the E.C.C.
         pursuant to the Plan.

                  (e) "Performance Criteria" shall mean the standards of measurement of performance by the Company, or performance by any division or subsidiary of the Company for each Award Period established by the E.C.C. for awards under the Plan, based upon objectives selected by the E.C.C. from the long-range plans and strategic goals of the Company, division or subsidiary, as the case may be.

                  (f) "Performance Goal" for any Participant with respect to any Performance Criterion shall mean the level of performance at which maximum award is payable

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         pursuant to this Plan. Performance Goals are established by the E.C.C.
         pursuant to paragraph (b) of Section 6 below.

         3. Effective Date. The effective date of the Plan shall be ______________, 1996.

         4. Administration. This Plan shall be administered by the E.C.C. The E.C.C. shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan, and to make all other determinations necessary or advisable for its administration. The E.C.C. shall not be bound to any standards of uniformity or similarity of action, interpretation, or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before it. Its determination shall be binding on all parties.

         No member or former member of the E.C.C. or the Board of Directors of Chadwick's shall be liable for any action or determination made in good faith with respect to the Plan or any award or payment made under the Plan.

         5. Eligibility. At the commencement of each Award Period, the E.C.C. shall designate Participants subject to the terms and conditions of the Plan. The E.C.C. may, in special circumstances, designate additional Participants for any Award Period subsequent to the commencement of said Award Period. The E.C.C. will consider, but shall have no obligation to follow, recommendations from the President and Chief Executive Officer of Chadwick's as to the designation of Participants.

         6. Description of Awards.

                  (a) Designation of Performance Criteria. At the commencement of each Award Period, the E.C.C. shall determine one or more Performance Criteria for each Award Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighting thereof may vary by Participant and may be different for different Award Periods. Such Performance Criteria may include, but shall not be limited to, measures such as pre-tax income, return on sales, and return on shareholders equity.

                  (b) Performance Goals. At the commencement of each Award Period, the E.C.C. shall establish a range of Performance Goals from minimum to maximum for each Performance Criteria for said Award Period. Performance Goals may vary by Participant and may be different for different Award Periods.

                  At any time designated by the E.C.C. during an Award Period or thereafter, but prior to award payment, appropriate adjustments in the goals may be made by the E.C.C. to avoid undue windfalls or hardships due to external conditions outside the

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         control of management, changes in method of accounting, nonrecurring or abnormal items, or other matters as the E.C.C. shall, in its sole discretion, determine.

                  (c) Award Opportunity. Upon the designation of each Participant, the E.C.C. shall designate the maximum award, expressed in dollars or a percent of average base salary, payable to each Participant upon attainment of all Performance Goals for said Participant, and the reduction in maximum award upon attainment of less than the Performance Goal for any Criterion. Failure to achieve a Performance Goal will result in a decrease in value, thereby eliminating or substantially reducing the Participant's award. In making each grant, the E.C.C. shall consider the Participant's salary, position, and ability to impact the performance against goals during the Award Period. Upon completion of each Award Period and certification of the Company's financial statements by the Company's independent public accountants for the last Fiscal Year included in each Award Period, the E.C.C. shall review performance against goals, as adjusted from time to time in accordance with subsection 6(b) hereof, and determine the award payable to each.

         7. Payment of Awards. As soon as practicable after E.C.C. determination of awards for each Award Period, payment shall be made in cash to each Participant.

         8. Deferral of Awards. Participants who are designated by the E.C.C. as being eligible to participate in the Chadwick's of Boston, Ltd. General Deferred Compensation Plan may elect to defer all or a portion of their awards in accordance with the terms of such General Deferred Compensation Plan. In the absence of such election, the E.C.C., in its sole discretion, in consideration of a Participant's request, may defer all or a portion of an award in accordance with the terms or such General Deferred Compensation Plan.

         9. Termination of Employment. In the event of termination of employment for any reason prior to the last day of an Award Period, a Participant thereafter shall have no further rights under the Plan and shall not be entitled to payment of any award.

         In the event of termination of employment for cause, as defined and determined by the E.C.C., in its sole discretion, no payment shall be made with regard to any prior or current Award Period.

         If termination of employment occurs (i) by reason of death, (ii) due to normal retirement under a retirement plan of the Company, or earlier retirement after age 55 with the consent of the Company, or (iii) with the consent of the Company, the E.C.C. may, in its sole discretion, value and direct that all or a portion of a Participant's award be deemed earned and payable, taking into account the duration of employment during the Award Period, the Participant's performance, and such other matters as the E.C.C. shall deem appropriate.

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         In the event of death, payment, if any, shall be made as soon as practicable following the end of the Fiscal Year in which such event occurred. In the event of other termination, payment, if any, shall be made after completion of the applicable Award Period(s) in accordance with Section 7.

         The provisions in this Section 9 are subject to the terms of any employment agreement, severance agreement or severance plan applicable to any one or more participants, and in the event of conflict such terms shall control payment.

         10. Disability. If a Participant shall be actively employed less than a full Award Period because of an accident or illness but shall be actively employed at least twenty-six weeks within each Fiscal Year included within said Award Period, the award payable to said Participant for said award Period shall not be reduced because of a failure of active employment because of such disability. If a Participant shall be actively employed less than a full Award Period because of an accident or illness and shall not be actively employed at least twenty-six weeks within each Fiscal Year included within said Award Period, said Participant shall earn such portion of the award payable to him for said Award Period as the E.C.C. shall determine. The time during which a Participant shall be receiving sick leave and/or vacation payment shall be deemed active employment time. Time during which a Participant shall be receiving short-term income protection, short-term disability, and/or long-term disability payments shall not be deemed active employment time. The provisions in this Section 10 are subject to the terms of any employment agreement, severance agreement or severance plan applicable to any one or more participants, and in the event of any conflict such terms shall control payment.

         11. Designation of Beneficiary.

                  (a) Subject to applicable law, each Participant shall have the right to file with the Company, to the attention of the E.C.C. or such person as may be designated by the E.C.C., a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon his death. Person as used herein shall mean a natural person, a trust, a partnership, a corporation, or any other legal entity. A Participant may, from time to time, revoke or change his beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling, provided, however, that no designation change or revocation thereof shall be effective unless received by the Company.

                  (b) If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his death shall be made to the Participant's estate. If the E.C.C. is in doubt as to the right of any person to receive any amount, the E.C.C. may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the E.C.C.

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
         may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company, and the E.C.C. therefor

         12. Notices. Each Participant whose employment relationship with the Company has terminated, either voluntarily or involuntarily, shall be responsible for furnishing the Company, to the attention of the E.C.C. or such person as may be designated by the E.C.C., with the current and proper address for the mailing of notices and the delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

         13. Rights of Participants. Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or his legal representative or designated beneficiary, or other persons.

         If and to the extent that any Participant or his legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

         14. Certain Payments Upon a Change of Control. If, upon a Change of Control (as defined in Exhibit A hereto) of Chadwick's, amounts payable or that would or might be payable in respect of an individual under the Plan instead are paid to such individual or his estate or beneficiary pursuant to any change of control severance plan or agreement, or any similar plan, agreement or arrangement, to which the Company is a party, payments in respect of such individual hereunder shall be reduced pro tanto.

         15. No Employment Rights. Nothing in this Plan or any other document describing or referring to this Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or his respective employer or affect the right of such employer to terminate the employment of any such person with or without cause.

         16. Nonalienation of Award. No amounts payable or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, and shall not be subject to attachment, garnishment, execution, or other creditor's processes.

         17. Withholding Taxes. The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems

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necessary or appropriate to satisfy its obligations for withholding federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

         18. Termination, Amendment, and Modification. The E.C.C. or the Board of Directors of Chadwick's may from time to time amend, modify, or discontinue the Plan or any provision hereof. No amendment to, or discontinuance, or termination of the Plan shall, without the written consent of the Participant, adversely affect any rights of such Participants that have vested. This Plan shall continue until terminated by the E.C.C. or the Board of Directors of Chadwick's.

         19. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         20. Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

         21. Miscellaneous Provision.

                  (a) All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.

                  (b) Participation in this Plan shall not preclude an employee from participation in any other Chadwick's plans or benefits.

                  (c) The E.C.C. may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payments may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation or benefits of other associates, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

                  (d) Subject to the terms of Section 14 and any applicable employment agreement, severance agreement or severance plan, in the event of the merger, sale, consolidation, dissolution, liquidation, or change of control of Chadwick's, the E.C.C. may, in its sole discretion, value and cause to be paid all or any portion of the unpaid award for any prior or current Award Period.

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                                    EXHIBIT A

                        Definition of "Change of Control"

         "Change of Control" shall mean the occurrence of any one of the following events occurring after the initial public offering of Chadwick's of Boston, Ltd. stock:

                  (a) there occurs a change of control of Chadwick's of Boston, Ltd. ("Chadwick's") of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control as to a Participant (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Executive Compensation Committee (the "Committee") shall otherwise determine prior to such occurrence, if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control; or

                  (b) any Person other than Chadwick's, any wholly-owned subsidiary of Chadwick's, or any employee benefit plan of Chadwick's or such a subsidiary becomes the owner of 20% or more of Chadwick's Common Stock and thereafter individuals who were not directors of Chadwick's prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Board of Directors of Chadwick's; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

                  (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board of Directors of Chadwick's and thereafter individuals who were not directors of Chadwick's prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Board of Directors of Chadwick's; or

                  (d) Chadwick's executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of Chadwick's shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of Chadwick's when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective

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
         date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control as to a Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of Chadwick's owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of Chadwick's immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the shareholders of Chadwick's of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

         In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:

         "Common Stock" shall mean the then outstanding Common Stock of Chadwick's plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of Chadwick's shall expressly so determine in any future transaction or transactions.

         A Person shall be deemed to be the "owner" of any Common Stock:

                  (i) of which such Person would be the "beneficial owner", as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on July 1, 1996; or

                  (ii) of which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on July 1, 1996; or

                  (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on July 1, 1996) has the right to acquire (whether such right is exercisable

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
         immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on July 1, 1996; provided, that until such time as The TJX Companies, Inc. ("TJX") and its 80% or more owned (direct or indirect) subsidiaries shall cease to own at least 5% of the outstanding Common Stock, neither TJX nor any 80% or more owned (direct or indirect) subsidiary of TJX shall be deemed a person.

         A "Participant Related Party" shall mean, with respect to a Participant, any affiliate or associate of the Participant other than Chadwick's or a Subsidiary of Chadwick's. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, Chadwick's).

         "Participant" means a participant in the Plan.

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